UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 31, 2011

Roberts Realty Investors, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Georgia

(State or Other Jurisdiction of Incorporation)

001-13183	58-2122873
(Commission File Number)	(IRS Employer Identification No.)

450 Northridge Parkway, Suite 302
Atlanta, Georgia	30350
(Address of Principal Executive Offices)	(Zip Code)

(770) 394-6000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01       Entry into a Material Definitive Agreement.

As disclosed in our previous SEC filings, on June 30, 2011, we entered into a contract to sell our 11-acre Northridge property to Roberts Properties, Inc., for $5,060,000 or $23,000 per apartment unit, plus the reimbursement of $303,789 of certain development and construction expenses, for a total cash sales price of $5,363,789.  The closing was scheduled to occur on October 31, 2011, and Roberts Properties had the right to extend the closing date to November 30, 2011 by depositing an additional $100,000 of earnest money to be applied towards the purchase price due at closing.

In October 2011, Roberts Properties requested an extension of the closing date to have the necessary time to resolve certain site development issues that it encountered during its due diligence period.  These issues have arisen because the Northridge property has several physical characteristics that make it very difficult to develop, including a severe change in topography across the property and a large quantity of mass rock that exists below grade.  These conditions will require a significant amount of grading and blasting along with the construction of numerous retaining walls, all of which will substantially increase the costs of construction.  Additionally, these conditions have created permitting issues with the City of Sandy Springs, where the property is located, that remain to be resolved.  Roberts Properties believes that it will be able to satisfactorily resolve these site development and permitting issues during the extension period.

In response to this request and in light of the site development issues described above, the sales contract was amended on October 31, 2011 to extend the closing date to December 30, 2011 without requiring the deposit of any additional earnest money.

Because Roberts Properties is wholly owned by Mr. Charles S. Roberts, the President, Chief Executive Officer, and Chairman of the Board of Roberts Realty, our audit committee, which is composed of two independent directors, approved both the initial sales contract and the amendment described above in accordance with the committee’s charter in compliance with applicable listing rules of the NYSE Amex Equities stock exchange.  Our board of directors also approved both the initial sales contract and the amendment in accordance with our Code of Business Conduct and Ethics, with Mr. Roberts abstaining from both votes.

The above description of the material terms of the amendment is qualified in its entirety by reference to the full text of the First Amendment to Sales Contract, which is attached as Exhibit 10.1 to this report and is incorporated into this Item 1.01 by this reference.

Note Regarding Forward-looking Statements

This report contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended.  The forward-looking statements relate to our intent, belief, or expectations regarding our sale of the Northridge land parcel to Roberts Properties, Inc. or its designee and to the expectations of Roberts Properties regarding the resolution of site development and permitting issues during the extension period.  These statements involve risks and uncertainties, including the risk that Roberts Properties, Inc. or its designee may be unable to raise the equity and debt required and thus may be unable to close the purchase or that it may be unable to resolve the site development and permitting issues during the extension period.  Other risks and uncertainties include the occurrence, ultimate terms, and timing of the sale.  These forward-looking statements are not guarantees of future performance.

For these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  You should not place undue reliance on the forward-looking statements, which speak only as of the date of this report.  All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.  For more information about other risks and uncertainties we face, please see the section in our most recent annual report on Form 10-K and quarterly report on Form 10-Q entitled “Risk Factors.”

Item 9.01       Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Exhibit

10.1	First Amendment to Sales Contract dated October 31, 2011 between Roberts Properties Residential, L.P. and Roberts Properties, Inc. (Northridge land parcel).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be filed on its behalf by the undersigned hereunto duly authorized.

ROBERTS REALTY INVESTORS, INC.

Dated: November 4, 2011	By:	/s/ Charles S. Roberts
Charles S. Roberts
Chief Executive Officer